UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2009
HMS Holdings Corp.
(Exact name of registrant as specified in its charter)

New York	000-50194	11-3656261

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Park Avenue South, New York, New York	10016

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 725-7965
Not applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
As of July 29, 2009, our HMS Business Services Inc. subsidiary and 5615 Highpoint Irving LLC (the “Landlord”) entered into a First Amendment (the “Amendment”) of a Lease Agreement. The original Lease Agreement (the “Lease”), dated July 31, 2007, was between our Health Management Systems, Inc. subsidiary and the Landlord’s predecessor in interest, Equastone High Point, LP. We sometimes refer to the Lease, as modified by the Amendment, as the “Amended Lease.”
Prior to entering into the Amendment we were leasing space on various floors (the “Existing Premises”) in a building (the “Building”) located at 5615 High Point Drive, Irving, Texas. Pursuant to the Amendment, we leased the entire eighth floor (the “Additional Premises” and, collectively with the Premises, the “Leased Premises”) of the Building and extended the lease term (the “Lease Term”) for the Existing Premises. We were also granted a right of first refusal with respect to any and all space located on the second, third, sixth, ninth and tenth floors of the Building.
The Lease Term for the Additional Premises will begin (the “Effective Date”) on the earlier of (a) November 1, 2009 and (b) the date on which the work on the Additional Premises called for under the Amendment is completed. The Lease Term for both the Premises and the Additional Premises will expire ten years after the Effective Date. We have two options to extend the Lease for a period of five years each.
We expect that the maximum base rent for the Leased Premises will be approximately $14.0 million over the life of the lease. Included in base rent, we will receive a tenant improvement allowance per rentable square foot of the Additional Premises. We will be responsible for paying for any additional amounts for tenant improvements in excess of the tenant improvement allowance.
In addition to the lease payments noted above, we will make payments related to common-area maintenance, including amounts for certain of the Landlord’s operating expenses, taxes and assessments (“CAM expenditures”). Under the Amended Lease, we are obligated to pay for property tax assessments and insurance coverage for the Leased Premises. These amounts may increase over time due to increased property assessments associated with tenant improvements or a sale of the building by the Landlord. We expect to account for the Amended Lease in our financial statements as an operating lease.
The description of the terms of the Lease and the Amendment set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease and the Amendment, which are attached as Exhibit 10.8 to our Annual Report on Form 10-K for the year ended December 31, 2008 and as Exhibit 10.1 to this Current Report on Form 8-K, respectively, and are incorporated herein by this reference.

Section 2 — Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.
We incorporate by reference the discussion of the Lease and the Amendment appearing under Item 1.01 above.
Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements, including statements regarding our estimates and expectations of the maximum base rent under the Amended Lease, the amount of CAM payments under the Amended Lease, the amount of expenditures we will incur related to the Leased Premises and the estimated amount of total expenditures under the Amended Lease over the Lease Term. A number of risks and uncertainties may cause actual results to different materially from our expressed expectations. Some of the important factors that could cause results to differ include the following: an increase in the tenant improvement costs for purposes of calculating the base rent due to costs from labor disputes or strikes, payment of any performance bond, or increases in assessments on the Leased Premises; an increase in the projected costs for CAM, which are subject to market fluctuations and other factors beyond our control and therefore difficult to predict; and an increase in tax assessments or insurance or unexpected required upgrades related to the Leased Premises, the cost of which may be incurred by us. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2008 and in subsequent Form 10-Q and other SEC filings. You can locate these reports on our website at:
http://www.hms.com/investor_relations/investors_sec_filings.asp. We do not undertake any duty to update the information in this Form 8-K except as otherwise required by law.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits. Please see the Index to Exhibits attached hereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: August 4, 2009

HMS HOLDINGS CORP.
By:	/s/ Walter D. Hosp
Walter D. Hosp
Chief Financial Officer (Principal Financial Officer and Accounting Officer)

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	First Amendment, dated as of July 29, 2009, between Highpoint Irving, LLC and HMS Business Services Inc.

4